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Exhibit 5.01

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

FILE NO: 64847.000002

November 5, 2004

Board of Directors
KMG America Corporation
6306 Maple Ridge
Excelsior, Minnesota 55331

KMG America Corporation
Registration Statement on Form S-1 (File No. 333-117911)

Gentlemen:

        We have acted as counsel to KMG America Corporation, a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-1 (File No. 333-117911), as filed by the Company with the Securities and Exchange Commission (the "Commission") on August 4, 2004 (as amended, the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale by the Company in an underwritten public offering of 24,150,000 shares (including 3,150,000 shares subject to the underwriters' over-allotment option) of the Company's common stock, par value $0.01 per share (the "Shares"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

        In rendering this opinion, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary.

        For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

        We are members of the Virginia Bar and do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia and the federal laws of the United States of America.

        Based upon the foregoing, we are of the opinion that:

          1.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

          2.     The Shares have been duly authorized and, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and reference to this firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,
/s/ Hunton & Williams LLP

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  Exhibit 5.01